EXHIBIT 99.1

McGrath RentCorp Announces Results for Fourth Quarter 2017

LIVERMORE, Calif., Feb. 27, 2018 (GLOBE NEWSWIRE) -- McGrath RentCorp (NASDAQ:MGRC) (the “Company”), a diversified business to business rental company, today announced total revenues for the quarter ended December 31, 2017 of $122.2 million, an increase of 16%, compared to the fourth quarter of 2016.  The Company reported net income of $117.7 million, or $4.82 per diluted share for the fourth quarter of 2017, compared to net income of $9.7 million, or $0.40 per diluted share, in the fourth quarter of 2016.  The fourth quarter of 2017 includes a net income benefit of $102.5 million, or $4.20 per diluted share, associated with the enactment of the Tax Cut and Jobs Act discussed below.

FOURTH QUARTER 2017 COMPANY HIGHLIGHTS:

  Income from operations increased 18% year-over-year to $26.8 million.
  Rental revenues increased 10% year-over-year to $77.7 million.
  Adjusted EBITDA1 increased 15% to $49.4 million for the fourth quarter of 2017.
  Dividend rate increased 2% year-over-year to $0.26 per share for the fourth quarter of 2017.  On an annualized basis, this dividend represents a 2.1% yield on the February 26, 2018 close price of $48.52 per share.
  United States Tax Reform – On December 22, 2017, the U.S. government enacted the Tax Cut and Jobs Act (“the Tax Act”), which among other things, reduces the federal income tax rate from 35% to 21% effective January 1, 2018, and requires mandatory repatriation of foreign earnings. As a result of the Tax Act, the Company re-measured its net deferred tax liabilities and recognized a net benefit of $102.8 million.  In addition, a one-time transition income tax estimated at $0.3 million related to repatriation of foreign earnings was recorded.  The Company’s 2018 effective tax rate is estimated to be approximately 27%.

The Company also announced that the board of directors declared a quarterly cash dividend of $0.34 per share for the quarter ending March 31, 2018, an increase of $0.08, or 31%, over the prior year period.  On an annualized basis, the 2018 dividend represents a 2.8% yield, based on the February 26, 2018 closing stock price.  The cash dividend will be payable on April 30, 2018 to all shareholders of record on April 16, 2018. This marks the 26th consecutive year the Company has increased its annual dividend.

Joe Hanna, President and CEO of McGrath RentCorp, made the following comments regarding these results and future expectations:

“We were pleased with our fourth quarter performance.  The Company’s 18% operating profit increase was driven by a $2.6 million increase in gross profit from rental operations, and an additional $2.6 million increase in sales gross profit.

Mobile Modular rental revenues for the quarter increased 9% from a year ago, primarily driven by 7% improvement in average rental rates.  Rental revenue growth continued to be healthy across commercial and education markets, as well as in our Portable Storage business.  Modular sales revenues increased significantly year over year, primarily due to higher used equipment sales.

TRS-RenTelco rental revenues for the quarter increased 7%, primarily driven by 5% higher average rental equipment and improved utilization.  Test equipment rental revenues for general-purpose and communications increased by 8% and 7%, respectively.

Adler Tank Rentals rental revenues for the quarter increased 18% from a year ago.  Rental revenue growth occurred across a broad mix of vertical markets, including upstream oil and natural gas, which increased from 8% to 10% of total rental revenues.  Average equipment on rent increased 18%, and average utilization increased to 60%. Despite ongoing competitive price pressure, average rental rates remained flat.

For the full year, the Company’s operating profit grew by 20% compared to a year ago.  Mobile Modular, TRS-RenTelco and Adler Tank Rentals delivered operating profit growth of 14%, 18% and 40%, respectively, compared to a year ago.  Our teams executed effectively throughout 2017, and our performance improvement initiatives delivered results, despite some challenging market conditions.  The improved Company performance and anticipated earnings and cash flow benefits from tax reform support the 31% dividend increase announced today.

Entering 2018, I believe that our businesses are well positioned and we will be working hard to build upon our solid 2017 performance.”

__________________________

  Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization, non-cash impairment costs and share-based compensation.  A reconciliation of net income to Adjusted EBITDA and Adjusted EBITDA to net cash provided by operating activities can be found at the end of this release.

DIVISION HIGHLIGHTS:

All comparisons presented below are for the quarter ended December 31, 2017 to the quarter ended December 31, 2016 unless otherwise indicated.

MOBILE MODULAR

For the fourth quarter of 2017, the Company’s Mobile Modular division reported income from operations of $12.6 million, a decrease of $0.6 million, or 5%.  Rental revenues increased 9% to $37.7 million, depreciation expense decreased $0.1 million to $5.3 million and other direct costs increased $4.8 million to $12.0 million, which resulted in a decrease in gross profit on rental revenues of 7% to $20.4 million.  The increased other direct costs in 2017 was partly attributable to a $1.6 million impairment of rental assets, deemed beyond economic repair in the Southern California region. Rental related services revenues were flat at $12.2 million, with associated gross profit increasing 2% to $3.2 million.  Sales revenues increased 74% to $7.4 million and gross margin on sales increased to 30% compared to 29% in 2016, resulting in increased gross profit on sales revenues of $1.0 million, or 79%.  Selling and administrative expenses increased 1% to $13.4 million, primarily due to increased salaries and employee benefit costs and higher allocated corporate expenses.

TRS-RENTELCO

For the fourth quarter of 2017, the Company’s TRS-RenTelco division reported income from operations of $8.2 million, an increase of $1.9 million, or 29%.  Rental revenues increased 7% to $22.2 million, depreciation expense increased 3% to $8.6 million and other direct costs decreased 7% to $3.5 million, which resulted in an increase in gross profit on rental revenues of 18% to $10.1 million.  Sales revenues increased 20% to $5.4 million.  Gross margin on sales decreased to 58% from 60% in 2016 primarily due to lower margins on used equipment sales, resulting in an 18% increase in gross profit on sales revenues to $3.2 million.  Selling and administrative expenses increased 4% to $5.7 million, primarily due to increased salaries and employee benefit costs.

ADLER TANKS

For the fourth quarter of 2017, the Company’s Adler Tanks division reported income from operations of $4.1 million, an increase of $1.9 million, or 86%.  Rental revenues increased 18% to $17.8 million, depreciation expense was flat at $3.9 million and other direct costs were flat at $3.1 million, which resulted in an increase in gross profit on rental revenues of 33% to $10.7 million.  Rental related services revenues increased 10% to $6.6 million, with gross profit on rental related services decreasing 16% to $0.9 million.  Selling and administrative expenses increased 13% to $7.7 million, primarily due to increased salaries and employee benefit costs.

FINANCIAL OUTLOOK:

For the full-year 2018, the Company expects:

  Rental revenues to increase between 3% and 5% over 2017.
  Sales revenues to be between flat and 10% lower compared to 2017.
  Rental equipment depreciation expense to be between $70 and $72 million.
  “Other” direct costs of rental operations, primarily for rental equipment maintenance and repair, to be between $64 and $66 million.
  Selling and administrative costs to be between $113 and $115 million.
  Operating profit to increase between 8% and 12% over 2017.
  Full year interest expense to be approximately $12 million.
  Effective tax rate to be approximately 27%.
  Diluted share count to be between 24.4 and 24.6 million shares.

These forward-looking statements reflect McGrath RentCorp’s expectations as of February 27, 2018.  Actual 2018 results may be materially different and affected by many factors, including those factors outlined in the “forward-looking statements” paragraph at the end of this press release.

ABOUT MCGRATH RENTCORP:

Founded in 1979, McGrath RentCorp is a diversified business-to-business rental company with four rental divisions.  Mobile Modular rents and sells modular buildings to fulfill customers' temporary and permanent classroom and office space needs in California, Texas, Florida, and the Mid-Atlantic from Washington D.C. to Georgia.  TRS-RenTelco rents and sells electronic test equipment and is one of the leading rental providers of general purpose and communications test equipment in the Americas.  Adler Tank Rentals rents and sells containment solutions for hazardous and nonhazardous liquids and solids with operations serving key markets throughout the United States.  Mobile Modular Portable Storage provides portable storage solutions in the California, Texas, Florida, Northern Illinois, New Jersey, North Carolina and Georgia markets.  For more information on McGrath RentCorp and its operating units, please visit our websites:

Corporate – www.mgrc.com
Modular Buildings – www.mobilemodular.com
Electronic Test Equipment – www.trsrentelco.com
Tanks and Boxes – www.adlertankrentals.com
Portable Storage – www.mobilemodularcontainers.com
School Facilities Manufacturing – www.enviroplex.com

You should read this press release in conjunction with the financial statements and notes thereto included in the Company’s latest Forms 10-K, 10-Q and other SEC filings.  You can visit the Company’s web site at www.mgrc.com to access information on McGrath RentCorp, including the latest Forms 10-K, 10-Q and other SEC filings.

CONFERENCE CALL NOTE:

As previously announced in its press release of January 25, 2018, McGrath RentCorp will host a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on February 27, 2018 to discuss the fourth quarter 2017 results.  To participate in the teleconference, dial 1-844-707-0666 (in the U.S.), or 1-703-639-1220 (outside the U.S.), or to listen only, access the simultaneous webcast at the investor relations section of the Company’s website at www.mgrc.com.  A 7-day replay will be available following the call by dialing 1-855-859-2056 (in the U.S.), or 1-404-537-3406 (outside the U.S.).  The pass code for the call replay is 6597128.  In addition, a live audio webcast and replay of the call may be found in the investor relations section of the Company’s website at http://www.mgrc.com/investors#events-archives.

FORWARD-LOOKING STATEMENTS:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, regarding McGrath RentCorp’s expectations, strategies, prospects or targets are forward looking statements.  These forward-looking statements also can be identified by the use of forward-looking terminology such as “believes,” “expects,” “will,” or “anticipates” or the negative of these terms or other comparable terminology.  In particular, Mr. Hanna’s comment that the Company’s businesses are well-positioned for 2018, and the full year 2018 outlook in the “Financial Outlook” section are forward-looking.

These forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties that could cause our actual results to differ materially from those projected including: the extent of the recovery underway in our modular building division; the state of the wireless communications network upgrade environment; the utilization levels and rental rates of our Adler Tanks liquid and sold containment tank and box rental assets; the potential for continuing softness in communications test equipment rental demand in our electronics division; and our ability to effectively manage our rental assets, as well as the factors disclosed under “Risk Factors” in the Company’s Form 10-K and other SEC filings.

Forward-looking statements are made only as of the date hereof.  Except as otherwise required by law, we assume no obligation to update any of the forward-looking statements contained in this press release.

MCGRATH RENTCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands, except per share amounts)	2017	2016	2017	2016
Revenues
Rental	$77,705	$70,352	$289,417	$271,388
Rental related services	19,481	18,831	78,068	75,859
Rental operations	97,186	89,183	367,485	347,247
Sales	24,334	15,494	91,500	74,410
Other	707	606	3,049	2,423
Total revenues	122,227	105,283	462,034	424,080
Costs and Expenses
Direct costs of rental operations:
Depreciation of rental equipment	17,795	17,607	69,908	72,197
Rental related services	15,273	13,970	60,029	59,044
Other	18,678	14,785	65,472	60,130
Total direct costs of rental operations	51,746	46,362	195,409	191,371
Costs of sales	15,792	9,598	60,280	48,542
Total costs of revenues	67,538	55,960	255,689	239,913
Gross profit	54,689	49,323	206,345	184,167
Selling and administrative expenses	27,903	26,627	111,605	104,908
Income from operations	26,786	22,696	94,740	79,259
Other income (expense):
Interest expense	(2,898)	(2,721)	(11,622)	(12,207)
Foreign currency exchange gain (loss)	61	(180)	334	(121)
Income before (benefit) provision for income taxes	23,949	19,795	83,452	66,931
(Benefit) provision for income taxes	(93,775)	10,061	(70,468)	28,680
Net income	$117,724	$9,734	$153,920	$38,251
Earnings per share:
Basic	$4.90	$0.41	$6.41	$1.60
Diluted	$4.82	$0.40	$6.34	$1.60
Shares used in per share calculation:
Basic	24,044	23,927	23,999	23,900
Diluted	24,410	24,123	24,269	23,976
Cash dividends declared per share	$0.260	$0.255	$1.04	$1.02

MCGRATH RENTCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	December 31,	December 31,
(in thousands)	2017	2016
Assets
Cash	$2,501	$852
Accounts receivable, net of allowance for doubtful accounts of $1,920 in 2017	105,872	96,877
and $2,087 in 2016
Rental equipment, at cost:
Relocatable modular buildings	775,400	769,190
Electronic test equipment	262,325	246,325
Liquid and solid containment tanks and boxes	309,808	308,542
	1,347,533	1,324,057
Less accumulated depreciation	(485,213)	(467,686)
Rental equipment, net	862,320	856,371
Property, plant and equipment, net	119,170	112,190
Prepaid expenses and other assets	22,459	25,583
Intangible assets, net	7,724	8,595
Goodwill	27,808	27,808
Total assets	$1,147,854	$1,128,276
Liabilities and Shareholders' Equity
Liabilities:
Notes payable	$303,414	$326,266
Accounts payable and accrued liabilities	86,408	78,205
Deferred income	39,219	37,499
Deferred income taxes, net	194,629	292,019
Total liabilities	623,670	733,989
Shareholders’ equity:
Common stock, no par value - Authorized 40,000 shares
Issued and outstanding - 24,052 shares as of December 31, 2017 and 23,948 shares as of December 31, 2016	102,947	101,821
Retained earnings	421,405	292,521
Accumulated other comprehensive loss	(168)	(55)
Total shareholders’ equity	524,184	394,287
Total liabilities and shareholders’ equity	$1,147,854	$1,128,276

MCGRATH RENTCORP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Year Ended December 31,
(in thousands)	2017	2016
Cash Flows from Operating Activities :
Net income	$153,920	$38,251
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	78,416	81,179
Impairment of rental assets	1,639	—
Provision for doubtful accounts	1,480	1,892
Share-based compensation	3,198	3,091
Gain on sale of used rental equipment	(17,733)	(13,739)
Foreign currency exchanges (gain) loss	(334)	121
Amortization of debt issuance costs	50	51
Change in:
Accounts receivable	(10,475)	(3,752)
Income taxes receivable	—	11,000
Prepaid expenses and other assets	3,124	3,219
Accounts payable and accrued liabilities	4,015	10,426
Deferred income	1,720	1,211
Deferred income taxes	(96,631)	7,745
Net cash provided by operating activities	122,389	140,695
Cash Flows from Investing Activities:
Purchases of rental equipment	(94,579)	(79,038)
Purchases of property, plant and equipment	(14,617)	(10,548)
Proceeds from sales of used rental equipment	38,344	29,406
Net cash used in investing activities	(70,852)	(60,180)
Cash Flows from Financing Activities:
Net repayments under bank lines of credit	(2,902)	(35,066)
Principal payments on Series A senior notes	(20,000)	(20,000)
Proceeds from the exercise of stock options	—	37
Taxes paid related to net share settlement of stock awards	(2,072)	(1,287)
Payment of dividends	(24,876)	(24,448)
Net cash used in financing activities	(49,850)	(80,764)
Effect of foreign currency exchange rate changes on cash	(38)	(2)
Net increase (decrease) in cash	1,649	(251)
Cash balance, beginning of period	852	1,103
Cash balance, end of period	$2,501	$852
Supplemental Disclosure of Cash Flow Information:
Interest paid, during the period	$11,825	$12,436
Net income taxes paid, during the period	$29,504	$15,555
Dividends accrued during the period, not yet paid	$6,260	$6,147
Rental equipment acquisitions, not yet paid	$6,405	$2,876

MCGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Three months ended December 31, 2017
(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated

Revenues
Rental	$37,661	$22,243	$17,801	$—	$77,705
Rental related services	12,165	763	6,553	—	19,481
Rental operations	49,826	23,006	24,354	—	97,186
Sales	7,434	5,437	786	10,677	24,334
Other	178	444	85	—	707
Total revenues	57,438	28,887	25,225	10,677	122,227

Costs and Expenses
Direct costs of rental operations:
Depreciation	5,296	8,556	3,943	—	17,795
Rental related services	8,953	652	5,668	—	15,273
Other	12,000	3,546	3,132	—	18,678
Total direct costs of rental operations	26,249	12,754	12,743	—	51,746
Costs of sales	5,193	2,264	671	7,664	15,792
Total costs of revenues	31,442	15,018	13,414	7,664	67,538

Gross Profit
Rental	20,365	10,141	10,726	—	41,232
Rental related services	3,212	111	885	—	4,208
Rental operations	23,577	10,252	11,611	—	45,440
Sales	2,241	3,173	115	3,013	8,542
Other	178	444	85	—	707
Total gross profit	25,996	13,869	11,811	3,013	54,689
Selling and administrative expenses	13,426	5,696	7,687	1,094	27,903
Income from operations	$12,570	$8,173	$4,124	$1,919	26,786
Interest expense					(2,898)
Foreign currency exchange gain					61
Benefit for income taxes					93,775
Net income					$117,724

Other Information
Average rental equipment [1]	$750,424	$260,324	$308,258
Average monthly total yield [2]	1.67%	2.85%	1.92%
Average utilization [3]	77.3%	63.6%	60.2%
Average monthly rental rate [4]	2.16%	4.48%	3.20%

  Average rental equipment represents the cost of rental equipment excluding accessory equipment.  For Mobile Modular and Adler Tanks, Average rental equipment also excludes new equipment inventory.
  Average monthly total yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.
  Average utilization is calculated by dividing the average month end costs of rental equipment on rent by the average month end total costs of rental equipment.
  Average monthly rental rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

MCGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Three months ended December 31, 2016
(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated

Revenues
Rental	$34,494	$20,745	$15,113	$—	$70,352
Rental related services	12,172	690	5,969	—	18,831
Rental operations	46,666	21,435	21,082	—	89,183
Sales	4,261	4,532	367	6,334	15,494
Other	133	441	32	—	606
Total revenues	51,060	26,408	21,481	6,334	105,283

Costs and Expenses
Direct costs of rental operations:
Depreciation	5,359	8,317	3,931	—	17,607
Rental related services	9,022	675	4,919	—	14,616
Other	7,182	3,820	3,137	—	14,139
Total direct costs of rental operations	21,563	12,812	11,987	—	46,362
Costs of sales	3,010	1,832	447	4,309	9,598
Total costs of revenues	24,573	14,644	12,434	4,309	55,960

Gross Profit
Rental	21,953	8,608	8,045	—	38,606
Rental related services	3,150	15	1,050	—	4,215
Rental operations	25,103	8,623	9,095	—	42,821
Sales	1,251	2,700	(80)	2,025	5,896
Other	133	441	32	—	606
Total gross profit	26,487	11,764	9,047	2,025	49,323
Selling and administrative expenses	13,270	5,452	6,824	1,081	26,627
Income from operations	$13,217	$6,312	$2,223	$944	22,696
Interest expense					(2,721)
Foreign currency exchange loss					(180)
Provision for income taxes					(10,061)
Net income					$9,734

Other Information
Average rental equipment [1]	$739,728	$248,841	$306,681
Average monthly total yield [2]	1.55%	2.78%	1.64%
Average utilization [3]	77.5%	62.3%	51.3%
Average monthly rental rate [4]	2.01%	4.46%	3.20%

  Average rental equipment represents the cost of rental equipment excluding accessory equipment.  For Mobile Modular and Adler Tanks, Average rental equipment also excludes new equipment inventory.
  Average monthly total yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.
  Average utilization is calculated by dividing the average month end costs of rental equipment on rent by the average month end total costs of rental equipment.
  Average monthly rental rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

MCGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Twelve months ended December 31, 2017
(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated

Revenues
Rental	$142,584	$82,812	$64,021	$—	$289,417
Rental related services	50,448	2,858	24,762	—	78,068
Rental operations	193,032	85,670	88,783	—	367,485
Sales	37,435	20,334	2,362	31,369	91,500
Other	799	2,040	210	—	3,049
Total revenues	231,266	108,044	91,355	31,369	462,034

Costs and Expenses
Direct costs of rental operations:
Depreciation	21,247	32,891	15,770	—	69,908
Rental related services	37,755	2,589	19,685	—	60,029
Other	41,290	13,503	10,679	—	65,472
Total direct costs of rental operations	100,292	48,983	46,134	—	195,409
Costs of sales	27,039	8,772	2,003	22,466	60,280
Total costs of revenues	127,331	57,755	48,137	22,466	255,689

Gross Profit
Rental	80,048	36,418	37,572	—	154,038
Rental related services	12,693	269	5,076	—	18,038
Rental operations	92,741	36,687	42,648	—	172,076
Sales	10,395	11,562	360	8,903	31,220
Other	799	2,040	210	—	3,049
Total gross profit	103,935	50,289	43,218	8,903	206,345
Selling and administrative expenses	55,583	22,171	29,542	4,309	111,605
Income from operations	$48,352	$28,118	$13,676	$4,594	94,740
Interest expense					(11,622)
Foreign currency exchange gain					334
Benefit for income taxes					70,468
Net income					$153,920

Other Information
Average rental equipment [1]	$747,478	$252,332	$307,558
Average monthly total yield [2]	1.59%	2.74%	1.73%
Average utilization [3]	76.8%	62.9%	56.0%
Average monthly rental rate [4]	2.07%	4.35%	3.10%

  Average rental equipment represents the cost of rental equipment excluding accessory equipment.  For Mobile Modular and Adler Tanks, Average rental equipment also excludes new equipment inventory.
  Average monthly total yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.
  Average utilization is calculated by dividing the average month end costs of rental equipment on rent by the average month end total costs of rental equipment.
  Average monthly rental rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

MCGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Twelve months ended December 31, 2016
(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated

Revenues
Rental	$130,496	$82,307	$58,585	$—	$271,388
Rental related services	49,206	2,846	23,807	—	75,859
Rental operations	179,702	85,153	82,392	—	347,247
Sales	29,393	21,582	1,314	22,121	74,410
Other	417	1,882	124	—	2,423
Total revenues	209,512	108,617	83,830	22,121	424,080

Costs and Expenses
Direct costs of rental operations:
Depreciation	21,001	35,256	15,940	—	72,197
Rental related services	37,392	2,640	19,012	—	59,044
Other	35,683	14,320	10,127	—	60,130
Total direct costs of rental operations	94,076	52,216	45,079	—	191,371
Costs of sales	21,620	10,604	1,342	14,976	48,542
Total costs of revenues	115,696	62,820	46,421	14,976	239,913

Gross Profit (Loss)
Rental	71,143	32,730	32,518	—	136,391
Rental related services	14,484	206	4,795	—	19,485
Rental operations	85,627	32,936	37,313	—	155,876
Sales	7,772	10,979	(28)	7,145	25,868
Other	417	1,882	124	—	2,423
Total gross profit	93,816	45,797	37,409	7,145	184,167
Selling and administrative expenses	51,432	21,896	27,610	3,970	104,908
Income from operations	$42,384	$23,901	$9,799	$3,175	79,259
Interest expense					(12,207)
Foreign currency exchange loss					(121)
Provision for income taxes					(28,680)
Net income					$38,251

Other Information
Average rental equipment [1]	$724,333	$254,019	$307,416
Average monthly total yield [2]	1.50%	2.70%	1.59%
Average utilization [3]	76.6%	60.6%	50.1%
Average monthly rental rate [4]	1.96%	4.45%	3.17%

  Average rental equipment represents the cost of rental equipment excluding accessory equipment.  For Mobile Modular and Adler Tanks, Average rental equipment also excludes new equipment inventory.
  Average monthly total yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.
  Average utilization is calculated by dividing the average month end costs of rental equipment on rent by the average month end total costs of rental equipment.
  Average monthly rental rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

Reconciliation of Adjusted EBITDA to the most directly comparable GAAP measures

To supplement the Company’s financial data presented on a basis consistent with accounting principles generally accepted in the United States of America (“GAAP”), the Company presents “Adjusted EBITDA”, which is defined by the Company as net income before interest expense, provision for income taxes, depreciation, amortization, non-cash impairment costs and share-based compensation.  The Company presents Adjusted EBITDA as a financial measure as management believes it provides useful information to investors regarding the Company’s liquidity and financial condition and because management, as well as the Company’s lenders, use this measure in evaluating the performance of the Company.

Management uses Adjusted EBITDA as a supplement to GAAP measures to further evaluate the Company’s period-to-period operating performance, compliance with financial covenants in the Company’s revolving lines of credit and senior notes and the Company’s ability to meet future capital expenditure and working capital requirements.  Management believes the exclusion of non-cash charges, including share-based compensation, is useful in measuring the Company’s cash available for operations and performance of the Company.  Because management finds Adjusted EBITDA useful, the Company believes its investors will also find Adjusted EBITDA useful in evaluating the Company’s performance.

Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with GAAP or as a measure of the Company’s profitability or liquidity. Adjusted EBITDA is not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures used by other companies. Unlike EBITDA, which may be used by other companies or investors, Adjusted EBITDA does not include share-based compensation charges.  The Company believes that Adjusted EBITDA is of limited use in that it does not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP and does not accurately reflect real cash flow.  In addition, other companies may not use Adjusted EBITDA or may use other non-GAAP measures, limiting the usefulness of Adjusted EBITDA for purposes of comparison. The Company’s presentation of Adjusted EBITDA should not be construed as an inference that the Company will not incur expenses that are the same as or similar to the adjustments in this presentation. Therefore, Adjusted EBITDA should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures. The Company compensates for the limitations of Adjusted EBITDA by relying upon GAAP results to gain a complete picture of the Company’s performance.  Because Adjusted EBITDA is a non-GAAP financial measure as defined by the SEC, the Company includes in the tables below reconciliations of Adjusted EBITDA to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Reconciliation of Net Income to Adjusted EBITDA
(dollar amounts in thousands)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net income	$117,724	$9,734	$153,920	$38,251
(Benefit) provision for income taxes	(93,775)	10,061	(70,468)	28,680
Interest	2,898	2,721	11,622	12,207
Depreciation and amortization	19,991	19,651	78,416	81,179
EBITDA	46,838	42,167	173,490	160,317
Impairment of rental assets	1,639	—	1,639	—
Share-based compensation	953	764	3,198	3,091
Adjusted EBITDA [1]	$49,430	$42,931	$178,327	$163,408
Adjusted EBITDA margin [2]	40%	41%	39%	39%

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities
(dollar amounts in thousands)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Adjusted EBITDA [1]	$49,430	$42,931	$178,327	$163,408
Interest paid	(3,262)	(3,394)	(11,825)	(12,436)
Income taxes paid, net of refunds received	(5,994)	(7,804)	(29,504)	(15,555)
Gain on sale of used rental equipment	(4,727)	(2,941)	(17,733)	(13,739)
Foreign currency exchange loss (gain)	(61)	180	(334)	121
Amortization of debt financing cost	12	13	50	51
Change in certain assets and liabilities:
Accounts receivable, net	1,541	6,881	(8,995)	(1,860)
Income taxes receivable	—	—	—	11,000
Prepaid expenses and other assets	4,385	575	3,124	1,949
Accounts payable and other liabilities	2,893	3,633	7,559	7,220
Deferred income	(2,969)	(4,655)	1,720	536
Net cash provided by operating activities	$41,248	$35,419	$122,389	$140,695

  Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization, non-cash impairment costs and share-based compensation.
  Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by total revenues for the period.

FOR INFORMATION CONTACT:
Keith E. Pratt
EVP & Chief Financial Officer
925-606-9200